Exhibit 3.3

CERTIFICATE OF AMENDMENT OF

RESTATED CERTIFICATE OF INCORPORATION OF

CAPITAL ONE FINANCIAL CORPORATION

Capital One Financial Corporation, a Delaware corporation (the “Corporation”), hereby certifies that:

First: The last paragraph of Article V of the Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) is hereby deleted in its entirety.

Second: The following paragraph is hereby inserted at the end of Article VI of the Certificate of Incorporation:

(C) For purposes of this Certificate of Incorporation, “Voting Stock” shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors.

Third: The last sentence of Paragraph (B) of Article VI of the Certificate of Incorporation is hereby deleted in its entirety.

Fourth: The last sentence of Article VII of the Certificate of Incorporation is hereby deleted in its entirety.

Fifth: Paragraph (E) of Article VIII of the Certificate of Incorporation is hereby deleted in its entirety.

Sixth: Paragraph (A)(i) of Article VI of the Certificate of Incorporation is hereby amended by replacing “80 percent” with the words “a majority”.

Seventh: Paragraph (D) of Article VIII of the Certificate of Incorporation is hereby amended by replacing “80 percent” with the words “a majority”.

Eighth: The foregoing amendments to the Certificate of Incorporation of the Corporation were duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

[Signature Page Follows]

In witness whereof, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on the date set forth below.

CAPITAL ONE FINANCIAL CORPORATION

By:	/s/ John G. Finneran, Jr.
John G. Finneran, Jr.
General Counsel and Corporate Secretary

DATED: May 5, 2014